UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 9, 2007

GREATER CHINA MEDIA AND ENTERTAINMENT CORP.
(formerly AGA Resources, Inc.)

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-51781

(Commission File Number)

N/A

(I.R.S. Employer Identification No.)

10th Floor, Building A, TongYongGuoJi Center
No.3 Jianguomenwai Road, Chaoyang District, Beijing
China 100101

 (Address of principal executive offices, including zip code)

86-10-5921-2222

(Registrant's telephone number, including area code)

This Current Report on Form 8-K is filed by Greater China Media and Entertainment Corp., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

In May, 2007, the Registrant commenced a $1,500,000 private offering of 3,000,000 Units consisting of common stock and warrants for a purchase price of $.50 per Unit.  Each Unit consisted of (1) one share of common stock of the Registrant, (2) a warrant to purchase 1 additional share of common stock of the Registrant at an exercise price $0.50 per share, if exercised within 18 months from the Closing Date (a “Series A Warrant”), and (3) a warrant to purchase 1 additional share of common stock of the Registrant at an exercise price of $0.60 per share, if exercised within 24 months from the Closing Date (a “Series B Warrant”).  The Series A Warrants and the Series B Warrants have cashless exercise provisions for the benefit of the holders.

The offering has been closed since September 15, 2007 and investors have acquired an aggregate of 3,200,000 Units for a total purchase price of $1,600,000.

The proceeds from this Offering will first be used to pay for our commitments under the Joint Venture Agreements, and to pay for the required registered capital for our wholly owned subsidiary in China. Other remaining proceeds from this Offering will be used to implement and develop the Registrant’s business plan and for working capital and general corporate uses.

The Registrant intended the offering to be exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) and Regulation S thereunder.  The facts which lead the Registrant to believe that the offering was entitled to such an exemptions were the facts that the investors were sophisticated and capable of bearing the risk of the investment, they were accredited, and they were all non-U.S. persons.

Neither the shares of common stock sold not the shares underlying the warrants are entitled to any registration rights, and the investors will rely on Rule 144 under the Act in order to sell the shares of common stock on the Over-the-Counter Bulletin Board after satisfying the current one year holding period of the Rule and other requirements.  There were no underwriting discounts or commissions offered in this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER CHINA MEDIA AND ENTERTAINMENT CORP.

Date: November 13, 2007	By:	/s/ Jake Wei
Name Jake Wei
Title Chairman